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Exhibit 99.1

[Letterhead of FairPoint Communications and Commtel]

IMMEDIATE RELEASE

FAIRPOINT COMMUNICATIONS, INC. AGREES TO ACQUIRE
COMMUNITY SERVICE TELEPHONE

        CHARLOTTE, N.C. & WINTHROP, ME    (April 21, 2003)—FairPoint Communications, Inc. ("FairPoint") and Community Service Communications, Inc. ("Community") (OTC: "CMYS") announced today the signing of a definitive asset purchase agreement to acquire substantially all of the assets and operations of Community Service Telephone Co. ("CST"), a wholly owned subsidiary of Community.

        CST, headquartered in Winthrop, Maine, is an independent local exchange carrier that provides voice and data communication services to more than 12,000 residential and business customers in 16 towns near Augusta and Lewiston/Auburn, Maine.

        FairPoint operates six rural local exchange companies serving over 59,000 access lines operating as FairPoint New England in Maine, New Hampshire and Vermont. CST communities of service are adjacent to communities currently served by FairPoint New England. By acquiring CST, FairPoint New England will be able to enhance its product offerings, marketing and operations to provide superior communications services to its customers.

        This agreement was subject to, and became effective upon, the termination on April 18, 2003 of Community's existing asset purchase agreement with Country Road Communications, LLC, that was announced on March 5, 2003, for a total purchase price of $28,500,000. FairPoint's asset purchase of CST resulted from an unsolicited proposal made by FairPoint to the Board of Directors of Community on April 10, 2003.

        In approving the asset purchase agreement with FairPoint, Community's Board of Directors had to determine that the FairPoint purchase price of $31,150,000 was superior to that previously offered by Country Road. FairPoint will pay the breakup fee owed to Country Road upon Closing of the transaction. On April 18, 2003, the Community Board of Directors voted to withdraw its recommendation of, and to terminate, the Country Road transaction, and has unanimously approved the transaction with FairPoint. Community's Board of Directors determined that this transaction with FairPoint is in the best interest of Community's shareholders. Community has approximately 600,770 shares of Common Stock, which are held by approximately 273 shareholders of record.

        The purchase price is in cash, subject to certain adjustments relating to CST's projected working capital and capital expenditures. Community expects that a significant portion of the net proceeds from the sale of CST (after the retirement of Community's indebtedness, taxes, and transaction costs) will be distributed to shareholders shortly after the closing. Community estimates that approximately $9.5 million, or approximately $15.00 per share, will be available to distribute as a return of capital to its shareholders.

        Community expects to postpone its annual shareholders meeting scheduled for May 15, 2003 to June 25, 2003 and expects to mail its shareholders of record on May 5, 2003 a revised proxy statement that more fully describes the proposed transaction.

        Chanin Capital Partners served as the financial advisor to Community and provided Community's board with a fairness opinion in connection with the FairPoint transaction.

About FairPoint

        Headquartered in Charlotte, North Carolina, FairPoint is a leading provider of telecommunications services in rural communities, offering an array of services including local voice, long distance, data and Internet primarily to residential customers. Incorporated in 1991, FairPoint's mission is to acquire and operate telecommunications companies that set the standard of excellence for the delivery of service to rural communities. Today, FairPoint owns and operates 29 rural exchange companies located in 18 states. FairPoint serves its customers with more than 243,000 access lines. FairPoint New England companies provide a full compliment of voice, long distance, Internet and data communications services to its customers with over 59,000 access lines.

About Community

        Community is a Maine-based telecommunications company that has been serving local telephone customers for more than 100 years. Formed in 1898, today the Company serves customers in 16 towns from seven exchanges in Winthrop, East Winthrop, Greene, Leeds, Litchfield, Monmouth, and Mt. Vernon. An early implementer of new services, such as digital switching in the 1970s and digital subscriber lines in the 1990s, Community has been at the forefront of technology while keeping local rates as low as practical. In addition to CST, Community has several investments including a 50% interest in a Maine-based paging company and several real estate holdings in Maine.

Forward Looking Statements

        The statements in this news release that are not historical facts are forward-looking statements that are subject to material risks and uncertainties. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from those in the forward-looking statements. These risks and uncertainties include, but are not limited to, risks and uncertainties relating to economic conditions and trends, acquisitions and divestitures, growth and expansion, telecommunication regulation, changes in technology, product acceptance, the ability to construct, expand and upgrade its services and facilities, and other risks discussed in the reports that FairPoint files from time to time with the U.S. Securities and Exchange Commission. Neither FairPoint nor Community undertakes to update any forward-looking statements in this news release or with respect to matters described herein.

CONTACT:
Timothy W. Henry	William Ralph
FairPoint Communications, Inc.	Community Service Communications, Inc.
Telephone: (704) 227.3620	207-377-9295
Email: Thenry@FairPoint.com	ir@commtel.net
www.FairPoint.com	www.commtel.net

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  Exhibit 99.1
[Letterhead of FairPoint Communications and Commtel]
FAIRPOINT COMMUNICATIONS, INC. AGREES TO ACQUIRE COMMUNITY SERVICE TELEPHONE